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EXHIBIT F

                                                   January 20, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      Columbia Energy Group, File No. 70-9127

Dear Sirs:

                  As counsel for Columbia Energy Group ("Columbia"), a holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), and its nonutility subsidiaries, I deliver to you this opinion for filing as Exhibit F to the Application-Declaration referenced above. Briefly stated, Columbia and its nonutility subsidiaries are seeking authority to provide consulting services to associate and nonassociate companies, and to engage in activities contemplated by the Gas Related Activities Act of 1990, on an international basis.

                  In connection with the above, I have examined:

                  (i)      the Application-Declaration, as amended;

                  (ii) such other documents, records and matters of law as I deemed necessary to enable me to render this opinion;

                  Based upon the foregoing and relying thereupon, I am of the opinion that if the financing transactions are consummated in accordance with the Application-Declaration:

                  (a) all state and federal laws applicable to the proposed transactions will have been complied with;



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Securities and Exchange Commission
January 20, 1998

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                  (b)      the consummation of the proposed transactions will
                           not violate the legal rights of the holders of any securities issued by Columbia, or by any associate company thereof.

                  I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                                     Very truly yours,

                                     //s//Emanuel D. Strauss

                                     Columbia Energy Group Service Corporation